UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material under §240.14a-12

GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN

DAVID R. JARDINI

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]             No fee required.

[_]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]            Fee paid previously with preliminary materials.

[_]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN
DAVID R. JARDINI

2

“SAVE GRAFTECH” COMMENTS ON ISS RESPONSE TO LETTER FROM GRAFTECH CEO

ISS Reiterates Support FOR All Three “Save GrafTech” Nominees

Former Director Sues GrafTech for Defamation

NEW YORK, May 8, 2014 – Save GrafTech, an investor group led by Nathan Milikowsky, a holder of over 11.2% of the common stock of GrafTech International Ltd. (NYSE:  GTI), today commented on the proxy alert issued by leading proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) in response to a letter it received from GrafTech.

On May 2, 2014, ISS recommended that GrafTech shareholders vote the BLUE proxy card FOR Karen Finerman, David Jardini and Nathan Milikowsky at GrafTech’s 2014 Annual Meeting of Stockholders to be held on May 15, 2014. ISS has recommended that GrafTech stockholders specifically “DO NOT VOTE” on the Company’s white proxy card.

On May 6, 2014, GrafTech sent a letter to ISS, which requested ISS “immediately publicly correct certain material misstatements and omissions included in ISS’s report.” ISS responded to the Company on May 7, 2014 in a proxy alert, which refuted and debunked the points raised in GrafTech’s letter and reiterated ISS’s recommendation that GrafTech’s shareholders vote the BLUE proxy card FOR all three Save GrafTech nominees, Karen Finerman, David Jardini and Nathan Milikowsky.

ISS’s response also referenced a lawsuit filed on May 7, 2014 against GrafTech by former GrafTech director Michael Nahl, alleging the company in its proxy statement “defames and disparages Mr. Nahl by falsely accusing him of corruption, dishonesty, conflict-of-interest, and breaches of fiduciary duty in discharging his duties as a director of GrafTech.”

On behalf of Save GrafTech, Nathan Milikowsky said, “It is no surprise that GrafTech would publicly attack the only impartial proxy advisory firm that met with both sides in this contest for not supporting its long-serving, incumbent directors in this contested election. GrafTech’s latest action confirms what we have believed and tried to present to our fellow shareholders all along – that the incumbent Board is focused on a campaign of obfuscation, rather than on improving GrafTech’s operations and delivering value to its shareholders. It seems as if their approach is to attack any person or entity that doesn’t agree with them, even shareholders, directors and completely impartial advisory firms who have carefully weighed the facts.”

Mr. Milikowsky added, “GrafTech’s Board has a history of launching public smear campaigns against individuals who disagree with them, and we are pleased that Mr. Nahl’s lawsuit is seeking to hold them accountable for their actions. We strongly urge shareholders to follow ISS’s recommendation by voting for all three Save GrafTech nominees and finally unseating three GrafTech directors who have overseen massive value destruction and are willing to attack any person or organization who threatens their continued entrenchment. It is time for your Board to represent you, the owners of the business, and cease wasting your money on personal attacks unrelated to the performance of the business.”

ISS’s response to GrafTech’s letter noted*:

In response to GrafTech’s assertion that it is “highly misleading for ISS to refer to the Company as underperforming or as a troubled company”:

•	“The TSR analysis demonstrated underperformance versus the median of GrafTech’s graphite electrode peers by 169 percentage points (ppts), 36 ppts, and 32 ppts, respectively, over the 10-, 5- and 3-year periods through the date [Save GrafTech] announced they would run a proxy contest. The 11-paragraph analysis of operating and financial performance, which begins with the observation that ‘The decline of the company’s profitability, notably EBIT, EPS, Cash Flow, ROA and ROE, since 2008 is apparent,’ walks the reader through a trend analysis of these and other key performance metrics. The M&A Edge report to which the
3

company’s letter specifically refers also prominently features two tables summarizing key financial metrics and ratios, drawn from Bloomberg data, to illustrate this analysis.”

In response to GrafTech’s assertion that it “has not stated that Nathan Milikowsky has deep understanding of the industry or could bring significant strengths as a director” and that the Company’s acknowledgement of Mr. Milikowsky’s “financial acumen and deep understanding the industry” is “blatantly false and wrongly attributed to the Company”:

•	“These statements in the ISS report were based on comments from GrafTech directors during the engagement meeting with ISS, and were recorded in contemporaneous notes taken by the research analyst during that engagement meeting. They are consistent with other company statements which are part of the public record, as when during the Q1 2010 earnings call the company’s former CEO and current executive Chair, Craig Shular, observed to analysts and investors that Milikowsky ‘is a very experienced steel industry executive who brings very valuable business experience to our Board.’”

In response to GrafTech’s assertions that the statement that Save GrafTech “nominees Milikowsky and Jardini were responsible, as ‘…co-founders and managers of C/G Electrodes and Seadrift Coke, [for] growing that company from an initial investment of $6 million in 2003 to a valuation of $850 million at its sale to GrafTech seven years later’ is “materially misleading.”:

•	“That two of the [Save GrafTech] nominees built a $6 million investment into a company they sold to GrafTech seven years later for $850 million is material to the credentials of these nominees, regardless of whether their growth strategy included strategic acquisitions. That the business itself was apparently so valuable these nominees were able, in the midst of the financial crisis, to secure additional loans from investors, also speaks to the credibility of their industry knowledge and experience.”

In response to GrafTech’s assertion that Mr. Milikowsky’s review proposal included a provision that he “could not be removed from the Board if – once again – he did not like or disagreed with the results of such review.”:

•	“In an April 13, 2014 letter to current GrafTech CEO Joel Hawthorne outlining his offer, subsequently filed with the SEC and is available to all shareholders, Milikowsky stated unequivocally that “Should the law firm conclude that I do not [meet GrafTech’s standards for membership on the Board of Directors], I would promptly resign.”

In response to GrafTech’s criticism that ISS’s commentary on the Special Committee investigation and subsequent settlement proposals “conspicuously omits any description, timeline, or discussion of key events.”:

•	“ISS elected not to reproduce chapter and verse of the company’s version of events. Instead, as the ISS reports made clear, ISS elected to highlight for clients the proposals each side has made to resolve this impasse through independent third party review, and what the details of those proposals suggest about the relative confidence each side has in what the evidence will show.”

Save GrafTech’s proxy statement and presentation are available at www.sec.gov and www.SaveGrafTech.com. Save GrafTech urges shareholders to vote the BLUE proxy card FOR all three of Save GrafTech’s director nominees today.

* Permission to use quotations neither sought nor obtained

4

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the BLUE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.
Shareholders Call Toll-Free: (800) 628-8532

Banks and Brokers Call Collect: (212) 269-5550
Email: savegraftech@dfking.com

IMPORTANT
We urge you NOT to sign any WHITE proxy card sent to you by GRAFTECH

Media:

George Sard/Renée Soto/Jared Levy

Sard Verbinnen & Co

(212) 687-8080

Important information

On April 15, 2014 Nathan Milikowsky, Daniel Milikowsky, NM GTI Investments LLC, The Daniel Milikowsky Family Holdings, LLC, The Daniel and Sharon Milikowsky Family Foundation, Inc., and The Rebecca and Nathan Milikowsky Family Foundation (collectively, “Save GrafTech”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to the stockholders of GrafTech International, Ltd. (the “Company”) a definitive proxy statement and form of proxy (the “Proxy Statement”) in connection with the Company’s 2014 annual meeting of stockholders. SAVE GRAFTECH STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO CAREFULLY REVIEW THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO SAVE GRAFTECH’S PARTICIPANTS IN SUCH PROXY SOLICITATION. SAVE GRAFTECH’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV, or by CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: BANKS AND BROKERS CALL COLLECT: (212) 269-5550 AND ALL OTHERS, INCLUDING SHAREHOLDERS, CALL TOLL-FREE: (800) 628-8532.

5